Securities and Exchange Commission 450 Fifth Street, NW Washington, DC 20549

Commissioners:

We have read the statements made by Coronado Corp., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K as part of the Company's Form 8-K report dated August 21, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

"Staley, Okada & Partners"

STALEY, OKADA & PARTNERS Vancouver, BC, Canada CHARTERED ACCOUNTANTS August 21, 2006